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Exhibit 99.2


                                   (AMEX:GTA)


AT THE COMPANY
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W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843)723-4653

FOR IMMEDIATE RELEASE
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JULY 25, 2001

GOLF TRUST OF AMERICA AND ITS LENDERS
REACH AGREEMENT ON CREDIT FACILITY

CHARLESTON, SC, July 25, 2001 - Golf Trust of America, Inc. (AMEX:GTA) announced today that it entered into an amended and restated Credit Agreement with its senior bank lenders. Concurrently with the closing of the new Credit Agreement, the lenders, GTA and certain of GTA's subsidiaries stipulated to the dismissal of the litigation commenced by the lenders against GTA and certain of its subsidiaries on May 22, 2001.

      The new Credit Agreement consolidates the existing two senior credit facilities into a single, secured term loan facility. The current principal balance of the new credit facility is approximately $151 million, and matures on June 30, 2002. GTA is required to make quarterly amortization payments in the amount of $10 million and to use the net proceeds from the sale of its golf course properties to pay-down the facility. Each of GTA's material subsidiaries is a guarantor under the new Credit Agreement.

      Golf Trust of America, Inc. is a real estate investment trust involved in the ownership of high-quality golf courses in the United States. The Company currently owns an interest in 32.5 (eighteen-hole equivalent) golf courses.

                                    # # #

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS INCLUDING GENERAL ECONOMIC CONDITIONS, COMPETITION FOR GOLF COURSE ACQUISITIONS, THE AVAILABILITY OF EQUITY AND DEBT FINANCING, INTEREST RATES AND OTHER RISK FACTORS AS OUTLINED IN THE COMPANY'S SEC REPORTS.